Exhibit 12

			BROWNING-FERRIS INDUSTRIES, INC.
				 AND SUBSIDIARIES
	       Computation of Ratio of Earnings to Fixed Charges
				  (Unaudited)

			 (Dollar Amounts in Thousands)


						    Six Months
						  Ended March 31,
					       ---------------------
						 1996         1995
					       --------     --------
Earnings Available for Fixed Charges:

  Income before minority interest
    and extraordinary item                     $150,486     $196,678
  Income taxes                                  100,323      131,119
					       --------     --------
  Income before income taxes,
    minority interest and extraordinary
    item                                        250,809      327,797
  Consolidated interest expense                  87,845       78,162
  Interest expense related to
    proportionate share of 50% owned
    unconsolidated affiliates                    10,569        9,764
  Portion of rents representing the
    interest factor                              17,105       14,153
  Less-Equity in earnings of affiliates
    less than 50% owned                           1,525        2,214
					       --------     --------
	  Total                                $364,803     $427,662
					       ========     ========
Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                 $ 95,985     $ 82,819
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned affiliates                11,210        9,764
  Portion of rents representing the
    interest factor                              17,105       14,153
					       --------     --------
	  Total                                $124,300     $106,736
					       ========     ========
Ratio of Earnings to Fixed Charges                 2.93         4.01
					       ========     ========